For Information Contact: John J. Dee Sr. Vice President and CFO (216) 430-2700 investors@prgreit.com	Exhibit 99.1
FOR IMMEDIATE RELEASE
Paragon to Acquire Apartment Portfolio
Cleveland, Ohio, September 26, 2005 — Paragon Real Estate Equity and Investment Trust (AMEX: PRG) entered into an agreement to acquire for $64.7 million ten apartment complexes in Texas and Ohio, consisting of 1,478 units. The transaction is subject to the completion of due diligence over the next 60 days, Paragon’s obtaining financing and other customary closing conditions. Paragon is exploring a variety of capital raising alternatives and expects that the acquisition will close in late 2005 or early 2006.
Paragon’s focus has been on buying value-added “C” class multifamily apartment properties and portfolios, and redeveloping the properties into “B+” quality. James C. Mastandrea, the Chairman and Chief Executive Officer of Paragon, stated, “Because our value-added strategy requires investors to be patient and willing to wait for the income stream to grow, few public companies are operating within this segment of the real estate markets.” He added, “Important to this business strategy is to combine an experienced real estate development, operating and management team with investors who prefer the transparency of a public company and together, capitalize on the intrinsic value within the properties and portfolios.”
Mastandrea continued, “We believe that the portfolio we have under contract meets the requirements of our business plan. After spending considerable time and resources over the course of the last year or more reviewing and ultimately deciding not to purchase more than 60 apartment complexes valued at $500 million and an affordable housing portfolio of over $1 billion invested in approximately 350 apartment communities, we believe we have found assets that will solidify our platform and launch the growth of our company.”
Along with the properties, Paragon intends to retain the management team that includes regional managers, property managers, leasing and maintenance personnel, of approximately 40 individuals, and will acquire the accounting and management systems for the properties. These systems will be integrated into Paragon.
Forward-Looking Statements
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although

Paragon to Acquire
Apartment Portfolio
September 26, 2005

Paragon Real Estate Equity and Investment Trust believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that the acquisition of the Texas and Ohio properties will be closed or if closed that it will be closed on the terms set forth in this press release, that Paragon will be able to retain all the management personnel currently operating the properties or that Paragon will be successful in implementing its development and re-development strategy as it relates to the properties in the Texas and Ohio portfolio. Factors that could cause actual results to differ materially from Paragon’s expectations include changes in local or national economic or real estate conditions, changes in the capital markets, the ability to meet competition, the ability to retain future personnel and other risks detailed from time to time in Paragon’s SEC reports and filings, including its annual report on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K. Paragon assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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